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                                                                    Exhibit 99.1

[Logo of Antares Pharma]

Contact Information
Dr. Roger Harrison        CEO and President                      (610) 458-6200
Lawrence M. Christian     CFO and Vice President - Finance       (610) 458-6200
Jay M. Green              Managing Director, Duncan Capital      (212) 581-5150


         ANTARES PHARMA ANNOUNCES $2.0 MILLION PRIVATE EQUITY PLACEMENT

Exton, Pennsylvania - July 9, 2003 - Antares Pharma, Inc. (OTCBB: ANTR) today announced that it completed a $2.0 million private placement of common equity at the July 3, 2003, closing price of $1.00 per share. This placement constitutes a second investment in Antares Pharma by the Xmark Funds and SDS Merchant Fund, LP.

     Lawrence Christian, Chief Financial Officer of Antares Pharma, said, "We are pleased to have Xmark Funds and SDS Merchant Fund express continued confidence in our Company and our business model. The funds will be used to support ongoing operations of the Company as we deliver on our 2003 business plan of closing on at least two technology licensing agreements by year end."

     David Cavalier, Chief Operating Officer of Xmark Funds, commented, "This further investment in Antares represents a strategic investment for our fund. We believe in management's vision of the future of the Company's technology platforms and the impact that they could have in the drug delivery sector."

About Antares Pharma

     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injector systems and transdermal gel technologies. These delivery systems are designed to improve both the efficiency of drug therapies and the patient's quality of life. The Company currently distributes its needle-free injector systems in more than 20 countries. In addition, Antares Pharma conducts research and development with transdermal gel products and currently has several products in clinical evaluation with partners in the US and Europe. The Company is also conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with manufacturing and research facilities in Minneapolis, Minnesota, and research facilities in Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

          For more information, visit Antares Pharma's web site at www.antarespharma.com. Information included on the Company's website is not incorporated herein by reference or otherwise.

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